As filed with the Securities and Exchange Commission on July 20, 2005
Registration No. 333-_____

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TECHNICAL OLYMPIC USA, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	76-0460831 (I.R.S. Employer Identification Number)

4000 Hollywood Boulevard, Suite 500 N
Hollywood, Florida 33021
(954) 364-4000

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Patricia M. Petersen, Esq.
Senior Vice President and General Counsel
Technical Olympic USA, Inc.
4000 Hollywood Boulevard, Suite 500 N
Hollywood, Florida 33021
(954) 364-4000
Fax: (954) 364-4037
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)
Copy to:
Kara L. MacCullough, Esq.
Akerman Senterfitt
One S.E. Third Avenue, 28th Floor
Miami, Florida 33131
Phone: (305) 374-5600
Fax: (305) 374-5095

          Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

          If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

          If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑

          If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

			Proposed Maximum
Title of Each Class	Amount to be	Proposed Maximum	Aggregate Offering	Amount of
of Securities to be Registered	Registered(1)	Offering Price per Unit(2)	Price	Registration Fee
Common Stock, par value $.01 per share	2,000,000	$27.86	$55,720,000	$6,558.25

(1)	This registration statement also covers an indeterminate number of shares of common stock that may be issued by reason of stock splits, stock dividends or similar transactions in accordance with Rule 416 of the Securities Act.

(2)	Estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(c) of the Securities Act, based on the average of the high and low prices reported on the New York Stock Exchange on July 15, 2005.

     The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 20, 2005

PROSPECTUS

TECHNICAL OLYMPIC USA, INC.

2,000,000 Shares of Common Stock, Par Value $.01 per Share

          This prospectus relates to the offer and sale of up to 2,000,000 shares of our common stock by the selling stockholder named in this prospectus. We will not receive any of the proceeds from the sale of the shares of our common stock by the selling stockholder under this prospectus.

          Our common stock is traded on the New York Stock Exchange under the symbol “TOA.” On July 15, 2005, the last reported sale price of our common stock reported on the New York Stock Exchange was $28.26.

          Investing in our common stock involves risks. See “Risk Factors” beginning on page 3 of this prospectus for a discussion of certain factors you should consider before you buy our common stock.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                                        , 2005

  i

SUMMARY

About this Prospectus

          When used in this prospectus and any prospectus supplement, the terms “we,” “our,” “us” or the “Company” refer to Technical Olympic USA, Inc. and its subsidiaries. The following summary contains basic information about us. It likely does not contain all of the information that is important to you. We encourage you to read this entire prospectus and the documents we have referred you to.

Technical Olympic USA, Inc.

          We design, build and market high quality detached single-family residences, town homes, and condominiums. We operate in markets characterized by strong population and income growth. Currently, we conduct homebuilding operations in 16 metropolitan markets, located in four major geographic regions: Florida, the Mid-Atlantic, Texas, and the West.

          For the year ended December 31, 2004, we delivered 7,221 homes, with an average sales price of $275,000, and generated approximately $2.1 billion in homebuilding revenues and $119.6 million in net income. Our unconsolidated joint ventures delivered an additional 116 homes, with an average sales price of $299,000. For the three months ended March 31, 2005, we delivered 1,867 homes, with an average sales price of $274,000 and our unconsolidated joint ventures delivered an additional 141 homes, with an average sales price of $272,000. This represented an increase in homebuilding revenues of 26% to approximately $533.6 million for the three months ended March 31, 2005, from $424.8 million for the three months ended March 31, 2004. Net income increased to $26.4 million for the three months ended March 31, 2005 from $18.0 million for the three months ended March 31, 2004. At March 31, 2005, our homebuilding operations had a backlog of 5,648 homes under contract, with sales value of $1.8 billion, and our unconsolidated joint ventures had a backlog of 842 homes under contract, with sales value of $274.8 million.

          We market our homes to a diverse group of homebuyers, including “first-time” homebuyers, “move-up” homebuyers, homebuyers who are relocating to a new city or state, buyers of second or vacation homes, active-adult homebuyers and homebuyers with grown children who want a smaller home (“empty-nesters”). We market our homes under various brand names, including Engle Homes, Newmark Homes, Trophy Homes, and Gilligan Homes.

          As of March 31, 2005, we controlled approximately 55,000 homesites (including unconsolidated joint ventures), of which 72% were controlled through various option arrangements, and we were actively selling homes in 247 communities (including 17 through our unconsolidated joint ventures).

          As part of our objective to provide homebuyers a seamless home purchasing experience, we have developed our complementary financial services business. As part of this business, we provide mortgage financing, closing and settlement services, and offer title, homeowners’ and other insurance products. Our mortgage financing operation’s revenues consist primarily of origination and premium fee income, interest income and the gain on the sale of the mortgages. We sell substantially all of our mortgages and the related servicing rights to third party investors. Our mortgage financing services are used primarily by buyers of our homes, although we also offer these services to existing homeowners. By comparison, our closing services and our insurance agency operations are used by our homebuyers as well as a broad range of other clients purchasing or refinancing residential or commercial real estate.

Recent Events

          In June 2005, EH/Transeastern, LLC (“EH/Transeastern”), an indirect wholly-owned subsidiary of ours, entered into an Asset Purchase Agreement (the “Purchase Agreement”) with Transeastern Properties, Inc. (“Transeastern”) to acquire its homebuilding operations and assets. Transeastern is a homebuilder of a diverse group of products including affordable, move-up, luxury, and active adult homes. We expect that 50% of the membership interests in EH/Transeastern will ultimately be owned by, among others, the principals of Transeastern. The Purchase Agreement provides that EH/Transeastern will acquire substantially all of the homebuilding assets and certain liabilities of Transeastern. The purchase price for the assets will be based upon the net worth of Transeastern as of the closing date plus a premium related to the assets to be acquired. Transeastern will have an opportunity to receive further payments based upon the achievement of certain earnings targets and land use entitlement of identified parcels of land. The purchase price will also include the repayment by EH/Transeastern of certain obligations of Transeastern as of the closing. We anticipate that the transaction will close in the third quarter of 2005 subject to the satisfaction of certain conditions precedent, including continued due diligence.

          At June 30, 2005, our homebuilding operations had a backlog of 6,335 homes under contract and our unconsolidated joint ventures had a backlog of 1,125 homes under contract. Our sales value of homes in backlog (excluding unconsolidated joint ventures) increased 37% from the prior year period to $2.1 billion from $1.5 billion. Sales value of homes in backlog for unconsolidated joint ventures at June 30, 2005 was $0.4 billion.

Executive Offices

     Our executive offices are located at 4000 Hollywood Blvd., Suite 500 N, Hollywood, Florida 33021, and our telephone number is (954) 364-4000. Our web address is http://www.tousa.com. We do not intend the information on our website to constitute part of this prospectus and registration statement.

The Offering

Shares of common stock offered by the selling stockholder	2,000,000 shares.

Use of proceeds	We will not receive any proceeds from the sale of the shares of our common stock by the selling stockholder.

Our New York Stock Exchange symbol	TOA.

RISK FACTORS

Risks Related to Our Business

Economic downturns in the geographic areas in which we operate could adversely affect demand and prices for new homes in those areas and could have an adverse effect on our revenues and earnings.

          Although we operate in 16 major metropolitan markets, our operations are concentrated in the southwestern and southeastern United States and, upon closing of our proposed acquisition of Transeastern, our operations in Florida will increase. Adverse economic or other business conditions in these regions or in the particular markets in which we operate, all of which are outside of our control, could have an adverse effect on our revenues and earnings.

We may not be able to acquire suitable land at reasonable prices, which could increase our costs and reduce our earnings and profit margins.

          We have experienced an increase in competition for available land and developed homesites in most of our markets as a result of the strength of the economy in many of these markets over the past few years and the availability of more capital to major homebuilders. Our ability to continue our development activities over the long-term depends upon our ability to locate and acquire suitable parcels of land or developed homesites to support our homebuilding operations. As competition for land increases, the cost of acquiring it may rise, and the availability of suitable parcels at acceptable prices may decline. If we are unable to acquire suitable land or developed homesites at reasonable prices, it could limit our ability to develop new projects or result in increased land costs that we may not be able to pass through to our customers. Consequently, it could reduce our earnings and profit margins.

Our significant level of debt could adversely affect our financial condition and prevent us from fulfilling our debt service obligations.

          We currently have a significant amount of debt, and our ability to meet our debt service obligations will depend on our future performance. Numerous factors outside of our control, including changes in economic or other business conditions generally, or in the markets or industry in which we do business, may adversely affect our operating results and cash flows, which in turn may affect our ability to meet our debt service obligations. As of March 31, 2005, on a consolidated basis, we had approximately $864.5 million aggregate principal amount of debt outstanding (excluding obligations for inventory not owned of $131.1 million), of which $810.0 million in aggregate principal amount matures in 2010 through 2015. As of March 31, 2005, we would have had the ability to borrow an additional $446.7 million under our revolving credit facility, subject to our satisfying the relevant borrowing conditions in that facility. In addition, subject to restrictions in our financing documents, we may incur additional debt.

          If we are unable to meet our debt service obligations, we may need to restructure or refinance our debt, seek additional equity financing or sell assets. We may be unable to restructure or refinance our debt, obtain additional equity financing or sell assets on satisfactory terms or at all.

Our debt instruments impose significant operating and financial restrictions, which may limit our ability to finance future operations or capital needs and pursue business opportunities, thereby limiting our growth.

          The indentures governing our outstanding notes and our revolving credit facility impose significant operating and financial restrictions on us. These restrictions limit our ability to, among other things:

•	incur additional debt;

•	pay dividends or make other restricted payments;

•	create or permit certain liens, other than customary and ordinary liens;

•	sell assets other than in the ordinary course of our business;

•	invest in joint ventures above those levels established in such instruments;

•	create or permit restrictions on the ability of our restricted subsidiaries to pay dividends or make other distributions to us;

•	engage in transactions with affiliates; and

•	consolidate or merge with or into other companies or sell all or substantially all of our assets.

          These restrictions could limit our ability to finance our future operations or capital needs, make acquisitions or pursue available business opportunities. In addition, our revolving credit facility requires us to maintain specified financial ratios and satisfy certain financial covenants, the indentures governing our outstanding notes require us to maintain a specified minimum consolidated net worth, and our warehouse lines of credit require us to maintain the collateral value of our borrowing base. We may be required to take action to reduce our debt or to act in a manner contrary to our business objectives to meet these ratios and satisfy these covenants. A breach of any of the covenants in, or our inability to maintain the required financial ratios under, our revolving credit facility and warehouse lines of credit would prevent us from borrowing additional money under those facilities and could result in a default under those facilities and our other debt obligations. Our failure to maintain the specified minimum consolidated net worth under the indentures will require us to offer to purchase a portion of our outstanding notes. If we fail to purchase these notes, it would result in a default under the indentures and may result in a default under other debt facilities.

We may not be successful in our effort to identify, complete, integrate or manage acquisitions, which could adversely affect our results of operations and future growth.

          A principal component of our strategy is to continue to grow profitably in a controlled manner, including, where appropriate, by acquiring other property developers or homebuilders. We may not be successful in implementing our acquisition strategy, and growth may not continue at historical levels or at all. The failure to identify or complete business acquisitions, or successfully integrate the businesses we acquire or otherwise realize the expected benefits of any acquisitions, could adversely affect our results of operations and future growth. Specifically, any delays or difficulties in converting our various information systems or implementing our internal policies and procedures could increase costs and otherwise affect our results of operations. Even if we overcome these challenges and risks, we may not realize the expected benefits of our acquisitions, if any.

We may need additional financing to fund our operations or for the expansion of our business, and if we are unable to obtain sufficient financing or such financing is obtained on adverse terms, we may not be able to operate or expand our business as planned, which could adversely affect our results of operations and future growth.

          Our operations require significant amounts of cash. If our business does not achieve the levels of profitability or generate the amount of cash that we anticipate or if we expand through acquisitions or organic growth faster than anticipated, we may need to seek additional debt or equity financing to operate and expand our business. If we are unable to obtain sufficient financing to fund our operations or expansion, it could adversely affect our results of operations and future growth. We may be unable to obtain additional financing on satisfactory terms or at all. If we raise additional funds through the incurrence of debt, we will incur increased debt service costs and may become subject to additional restrictive financial and other covenants.

In the event that tax liabilities arise in connection with the October 2003 restructuring, there can be no assurance that we will not be liable for such amounts.

          Prior to a restructuring transaction which occurred in October 2003, Technical Olympic, Inc., which we refer to as Technical Olympic, was the parent of our consolidated tax reporting group, and we were jointly and severally liable for any U.S. federal income tax owed by Technical Olympic or any other member of the consolidated group. As part of the restructuring, Technical Olympic was merged into TOI, LLC, a newly-formed limited liability company of which we are the sole member, and we became the parent of our consolidated tax reporting group. Also, as part of the restructuring, Technical Olympic Services, Inc., which we refer to as TOSI, a newly-formed corporation wholly-owned by Technical Olympic S.A., which we refer to as TOSA, assumed all liabilities of Technical Olympic. We do not believe that any material tax liabilities will arise by reason of the restructuring. However, there can be no assurance that material tax liabilities will not arise in connection with the restructuring, that we will not be held liable for such amounts or that we will be able to collect from TOSI any amounts for which they may have assumed liability. The assessment of material tax liabilities in connection with the restructuring could have an adverse effect on our financial condition and results of operations.

TOSA, our majority stockholder, can cause us to take certain actions or preclude us from taking actions without the approval of the other stockholders and may have interests that could conflict with the interests of our other stockholders.

          As of July 18, 2005, TOSA owned 73.3% of the voting power of our common stock and, as adjusted for the sale of the securities covered by this prospectus, would own 69.8% of the voting power of our common stock. As a result, TOSA has, and will continue to have, the ability to control the outcome of virtually all corporate actions requiring stockholder approval, including the election of a majority of our directors, the approval of any merger and other significant corporate actions. TOSA may authorize actions or have interests that could conflict with those of our other stockholders.

Risks Related to Our Industry

Changes in economic or other business conditions could adversely affect demand and prices for new homes, which could decrease our revenues.

          The homebuilding industry historically has been cyclical and is affected significantly by adverse changes in general and local economic conditions, such as:

•	employment levels;

•	population growth;

•	consumer confidence and stability of income levels;

•	availability of financing for land and homesite acquisitions, and the availability of construction and permanent mortgages;

•	interest rates;

•	inventory levels of both new and existing homes;

•	supply of rental properties; and

•	conditions in the housing resale market.

          Adverse changes in one or more of these conditions, all of which are outside of our control, could reduce demand and/or prices for new homes in some or all of the markets in which we operate. A decline in demand or the prices we can obtain for our homes could decrease our revenues.

We are subject to substantial risks with respect to the land and home inventories we maintain, and fluctuations in market conditions may affect our ability to sell our land and home inventories at expected prices, if at all, which would reduce our profit margins.

          As a homebuilder, we must constantly locate and acquire new tracts of land for development and developed homesites to support our homebuilding operations. There is a lag between the time we acquire land for development or developed homesites and the time that we can bring the communities to market and sell homes. Lag time varies on a project-by-project basis; however, historically, we have experienced a lag time of approximately one to two years. As a result, we face the risk that demand for housing may decline or costs of labor or materials may increase during this period and that we will not be able to dispose of developed properties or undeveloped land or homesites acquired for development at expected prices or profit margins or within anticipated time frames or at all. The market value of home inventories, undeveloped land and developed homesites can fluctuate significantly because of changing market conditions. In addition, inventory carrying costs (including interest on funds used to acquire land or build homes) can be significant and can adversely affect our performance. Because of these factors, we may be forced to sell homes or other property at a loss or for prices that generate lower profit margins than we anticipate. We may also be required to make material write-downs of the book value of our real estate assets in accordance with generally accepted accounting principles if values decline.

Supply risks and shortages relating to labor and materials can harm our business by delaying construction and increasing costs.

          The homebuilding industry from time to time has experienced significant difficulties with respect to:

•	shortages of qualified trades people and other labor;

•	inadequately capitalized local subcontractors;

•	shortages of materials; and

•	volatile increases in the cost of certain materials, including lumber, framing and cement, which are significant components of home construction costs.

          These difficulties can, and often do, cause unexpected short-term increases in construction costs and cause construction delays. In addition, to the extent our subcontractors incur increased costs associated with recent increases in insurance premiums and compliance with state and local regulations, these costs are passed on to us as homebuilders. We are generally unable to pass on any unexpected increases in construction costs to those customers who have already entered into sales contracts, as those contracts generally fix the price of the house at the time the contract is signed, which may be up to one year in advance of the delivery of the home. Furthermore, sustained increases in construction costs may, over time, erode our profit margins. We have historically been able to offset sustained increases in the costs of materials with increases in the prices of our homes and through operating efficiencies. However, in the future, pricing competition may restrict our ability to pass on any additional costs, and we may not be able to achieve sufficient operating efficiencies to maintain our current profit margins.

Future increases in interest rates or a decrease in the availability of government-sponsored mortgage financing could prevent potential customers from purchasing our homes, which would adversely affect our revenues and profitability.

          Almost all of our customers finance their purchases through mortgage financing obtained from us or other sources. Increases in interest rates or decreases in the availability of mortgage funds provided by Fannie Mae, Freddie Mac, the Federal Housing Administration, or the Veteran’s Administration could cause a decline in the market for new homes as potential homebuyers may not be able to obtain affordable financing. In particular, because the availability of mortgage financing is an important factor in marketing many of our homes, any limitations or restrictions on the availability of those types of financing could reduce our home sales and the lending volume at our mortgage subsidiary. Increased interest rates can also limit our ability to realize our backlog because our sales contracts typically provide our customers with a financing contingency. Financing contingencies allow customers to cancel their home purchase contracts in the event they cannot arrange for financing. Even if our potential customers do not need financing, changes in interest rates and mortgage availability could make it harder for them to sell their existing homes to potential buyers who need financing. Interest rates currently are at one of their lowest levels in decades, and any future increases in interest rates could adversely affect our revenues and profitability.

The competitive conditions in the homebuilding industry could increase our costs, reduce our revenues, and otherwise adversely affect our results of operations.

          The homebuilding industry is highly competitive and fragmented. We compete in each of our markets with numerous national, regional and local builders. Some of these builders have greater financial resources, more experience, more established market positions and better opportunities for land and homesite acquisitions than we do and have lower costs of capital, labor and material than us. Builders of new homes compete for homebuyers, as well as for desirable properties, raw materials and skilled subcontractors. The competitive conditions in the homebuilding industry could, among other things:

•	increase our costs and reduce our revenues and/or profit margins;

•	make it difficult for us to acquire suitable land or homesites at acceptable prices;

•	require us to increase selling commissions and other incentives;

•	result in delays in construction if we experience a delay in procuring materials or hiring laborers; and

•	result in lower sales volumes.

          We also compete with resales of existing homes, available rental housing and, to a lesser extent, condominium resales. An oversupply of attractively priced resale or rental homes in the markets in which we operate could adversely affect our ability to sell homes profitably.

          Our financial services operations are also subject to competition from third party providers, many of which are substantially larger, may have a lower cost structure and may focus exclusively on providing such services.

We are subject to product liability and warranty claims arising in the ordinary course of business that could adversely affect our results of operations.

          As a homebuilder, we are subject in the ordinary course of our business to product liability and home warranty claims. We provide our homebuyers with a one-year or two-year limited warranty covering workmanship and materials and an eight-year or ten-year limited warranty covering major structural defects. Claims arising under these warranties and general product liability claims are common in the homebuilding industry and can be costly. Although we maintain product liability insurance, the coverage offered by, and availability of, product liability insurance for construction defects is currently limited and, where coverage is available, it may be costly. We currently have a homebuilder protective policy which covers warranty claims for structure and design defects related to homes sold by us during the policy period, subject to a significant self-insured retention per occurrence. However, our product liability insurance and homebuilder protective policies contain limitations with respect to coverage, and there can be no assurance that these insurance rights will be adequate to cover all product liability and warranty claims for which we may be liable or that coverage will not be further restricted and become more costly. In addition, although we generally seek to require our subcontractors and design professionals to indemnify us for liabilities arising from their work, we may be unable to enforce any such contractual indemnities. Uninsured and unindemnified product liability and warranty claims, as well as the cost of product liability insurance and our homebuilder protective policy, could adversely affect our results of operations.

We are subject to mold litigation and claims arising in the ordinary course of business that could adversely affect our results of operations.

          Recently, lawsuits have been filed against homebuilders and insurers asserting claims of property damages and personal injury caused by the presence of mold in residential dwellings. Some of these lawsuits have resulted in substantial monetary judgments or settlements. Many insurance carriers, including our insurance carriers to some extent, exclude coverage for claims arising from the presence of mold. Uninsured mold liability and claims could adversely affect our results of operations. Historically, we have had a low level of mold litigation and mold related claims and expenses related to any such litigation or claims have been immaterial to our net income. However, there can be no assurance that the amount of mold litigation and claims brought against us will not increase and adversely affect our net income in the future.

States, cities and counties in which we operate have, or may adopt, slow or no growth initiatives that would reduce our ability to build in these areas and could adversely affect our future revenues.

          Several states, cities and counties in which we operate have approved, and others in which we operate may approve, various “slow growth” or “no growth” initiatives and other ballot measures that could negatively impact the availability of land and building opportunities within those localities. Approval of slow or no growth measures would reduce our ability to build and sell homes in the affected markets and create additional costs and administration requirements, which in turn could have an adverse effect on our future revenues.

Our business is subject to governmental regulations that may delay, increase the cost of, prohibit or severely restrict our development and homebuilding projects.

          We are subject to extensive and complex laws and regulations that affect the land development and homebuilding process, including laws and regulations related to zoning, permitted land uses, levels of density, building design, elevation of properties, water and waste disposal and use of open spaces. In addition, we and our subcontractors are subject to laws and regulations relating to workers health and safety. We also are subject to a variety of local, state and federal laws and regulations concerning the protection of health and the environment. In some of the markets in which we operate, we are required to pay environmental impact fees, use energy saving construction materials and give commitments to provide certain infrastructure such as roads and sewage systems. We must also obtain permits and approvals from local authorities to complete residential development or home construction. The laws and regulations under which we and our subcontractors operate, and our and their obligations to comply with them, may result in delays in construction and development, cause us to incur substantial compliance and other increased costs, and prohibit or severely restrict development and homebuilding activity in certain areas in which we operate.

          Our financial services operations are subject to numerous federal, state and local laws and regulations. Failure to comply with these requirements can lead to administrative enforcement actions, the loss of required licenses and claims for monetary damages.

Our business revenues and profitability may be adversely affected by natural disasters or weather conditions.

          Homebuilders are particularly subject to natural disasters and severe weather conditions as they can delay our ability to timely complete or deliver homes, damage the partially complete or other unsold homes that are in our inventory, negatively impact the demand for homes, and/or negatively affect the price and availability of qualified labor and materials. Our operations are located in many areas that are especially subject to natural disasters. To the extent that hurricanes, severe storms, floods, tornadoes or other natural disasters or similar weather events occur, our business may be adversely affected. To the extent our insurance is not adequate to cover business interruption or losses resulting from these events, our revenues and profitability may be adversely affected.

Special Note Regarding Forward Looking Statements

          This prospectus and the documents incorporated by reference in this prospectus contain “forward-looking statements” #within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These statements concern expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. Specifically, this prospectus and the documents incorporated by reference into this prospectus contain forward-looking statements including those regarding:

•	our expectations regarding growth opportunities in the homebuilding industry and our ability to successfully take advantage of such opportunities to expand our operations and maximize our financial returns;

•	our expectations regarding population growth and median income growth trends and their impact on future housing demand in our markets;

•	our expectation regarding the impact of geographic and customer diversification;

•	our expectation that strong demand for new housing in our current markets will contribute to our growth;

•	our belief that by leveraging our current operations, we will, over time, maximize our financial returns, strengthen our margins and increase our revenues and profitability;

•	our ability to successfully integrate our current operations and any future acquisitions, and to recognize anticipated operating efficiencies, cost savings, and revenue increases;

•	our expectations regarding our land and homesite acquisition strategy and its impact on our business, including our estimate of the number of years our supply of homesites affords us;

•	our belief that homes in premier locations will continue to attract homebuyers in both strong and weak economic conditions;

•	our intention to make improvement of our operating margin a high priority for 2005;

•	our expectations regarding future land sales;

•	our intention to grow the financial services business;

•	our belief regarding growth opportunities within our financial services business;

•	our expectations regarding the impact of our business initiatives on our ability to capture repeat business, to minimize our exposure to adverse economic conditions, and to increase our revenue;

•	our belief that we have adequate financial resources to meet our current and anticipated working capital, including our annual debt service payments, and land and homesite acquisition and development needs;

•	our expectations regarding compensation charges for 2005 relating to certain outstanding stock options and common stock purchase rights;

•	our expectations regarding the implementation of certain recent accounting pronouncements;

•	the impact of inflation on our future results of operations;

•	our ability to pass through to our customers any increases in our costs;

•	our expectations regarding our continued use of option contracts, investments in unconsolidated joint ventures, and other off-balance sheet arrangements to control homesites and manage our business and their effect on our business;

•	our expectations regarding the labor and supply shortages in Florida resulting from the 2004 hurricanes;

•	our expectations regarding our use of cash in operations;

•	our expectations regarding the impact on our business and profits of phasing sales in some of our high demand markets;

•	our expectation that the American Jobs Creation Act will not have a material impact on our consolidated financial condition or results of operations.

•	our expectation that the Transeastern transaction will close in the third quarter of 2005; and

•	our expectation that a joint venture will be formed between us and the principals of Transeastern.

These forward-looking statements reflect our current views about future events and are subject to risks, uncertainties and assumptions. As a result, actual results may differ significantly from those expressed in any forward-looking statement. The most important factors that could prevent us from achieving our goals, and cause the assumptions underlying forward-looking statements and the actual results to differ materially from those expressed in or implied by those forward-looking statements include, but are not limited to, the following:

•	our significant level of debt and the impact of the restrictions imposed on us by the terms of this debt;

•	our ability to borrow or otherwise finance our business in the future;

•	our ability to identify and acquire, at anticipated prices, additional homebuilding opportunities and/or to effect our growth strategies;

•	our relationship with TOSA and its control over our business activities;

•	our ability to successfully integrate and to realize the expected benefits of any acquisitions;

•	economic or other business conditions that affect the desire or ability of our customers to purchase new homes in markets in which we conduct our business, such as increases in interest or unemployment rates or decline in consumer confidence or the demand for, or the prices of, housing;

•	events which would impede our ability to open new communities and/or deliver homes within anticipated timeframes and/or within anticipated budgets;

•	any unexpected delays in the opening of new communities in 2005, including those due to delays in governmental approvals;

•	our ability to successfully utilize and recognize the anticipated benefits of joint venture and option contracts;

•	a decline in the demand for, or the prices of, housing;

•	a decline in the value of the land and home inventories we maintain;

•	an increase in the cost of, or shortages in the availability of, skilled labor or construction materials;

•	an increase in interest rates;

•	our ability to successfully dispose of developed properties or undeveloped land or homesites at expected prices and within anticipated time frames;

•	our ability to compete in our existing and future markets;

•	the impact of hurricanes, tornadoes or other natural disasters or weather conditions on our business, including the potential for shortages and increased costs of materials and qualified labor and the potential for delays in construction and obtaining government approvals;

•	an increase or change in government regulations, or in the interpretation and/or enforcement of existing government regulations;

•	any delay in, or failure of, satisfaction of any closing condition specified in the Purchase Agreement or any other event which may interfere with, delay, or prevent the closing of the Transeastern transaction; and

•	any event which may interfere with, delay, or prevent the formation of a joint venture between us and the principals of Transeastern.

USE OF PROCEEDS

          We will not receive any proceeds from the sale of the shares of our common stock by the selling stockholder.

THE SELLING STOCKHOLDER

          Under a Registration Rights Agreement, dated June 25, 2002, between us and Technical Olympic, we agreed to register under the Securities Act the resale of all of the shares of common stock then held, or from time to time thereafter held, by Technical Olympic. As a result of an October 2003 restructuring transaction, the shares of our common stock owned by Technical Olympic were transferred to TOSA and all of Technical Olympic’s rights and obligations under the Registration Rights Agreement inured to the benefit of TOSA. We have filed the registration statement, of which this prospectus is a part, to register the resale of up to 2,000,000 shares of our common stock by TOSA pursuant to our obligations under the Registration Rights Agreement.

          The following table sets forth information known to us with respect to the beneficial ownership of our common stock by the selling stockholder as of July 18, 2005. The selling stockholder may sell some, all or none of these shares. The table assumes that the selling stockholder sells all of the shares registered under this prospectus. We currently have no agreements, arrangements or understandings with the selling stockholder regarding the sale of any of the shares.

	Common Stock		Shares of Common
	Beneficially Owned	Number of Shares	Stock Beneficially
	Prior to the Offering	of Common Stock	Owned
Selling Stockholder	(1)	to be Offered	After the Offering
			Number	Percent
Technical Olympic S.A.	41,141,975	2,000,000	39,141,975	69.8%

Certain Relationships

          TOSA is our parent company and owned 73.3% of the voting power of our common stock as of July 18, 2005. Konstantinos Stengos, the Chairman of our Board of Directors, is the president and managing director of TOSA and Mr. Stengos owns more than 5% of the outstanding stock of TOSA. In addition, Andreas Stengos, George Stengos and Marianna Stengou, three of our other directors, have served, and currently serve, as officers and/or directors of TOSA. One of our former directors and executive officers also served as an officer of TOSA at the time.

          We have entered into various agreements with TOSA and/or affiliates of TOSA. We have a management services agreement with TOSI, a Delaware corporation wholly-owned by TOSA, under which TOSI provides consultation with, and assistance to, our Board of Directors and management in connection with issues involving our business, as well as other services requested from time to time by our Board of Directors. In consideration for providing such services, the agreement requires us to pay TOSI an annual management fee of $500,000 and, to the extent our net income for any fiscal year meets established targets, additional annual incentive fees, which may not exceed $3.0 million. In addition, we have entered into non-exclusive purchasing agreements with TOSA, pursuant to which TOSA purchases certain materials and supplies necessary for operations on our behalf and provides them to us at cost. Finally, until October 2003, we had a tax allocation agreement between Technical Olympic and us. The agreement was terminated as a result of the merger of Technical Olympic into one of our wholly-owned subsidiaries pursuant to an October 2003 restructuring transaction. For a full description of the terms of these agreements, and payments in connection with these agreements, please see our Proxy Statement for the 2005 Annual Meeting of Stockholders, as filed with the Commission, and our other filings with the Commission which are incorporated by reference herein.

PLAN OF DISTRIBUTION

          We are registering 2,000,000 shares of our common stock to permit the resale of these shares of common stock by the selling stockholder from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholder of the shares of common stock. The selling stockholder may sell all or a portion of our common stock beneficially owned by it, and offered hereby, from time to time, directly or through one or more underwriters, broker-dealers or agents. If the common stock is sold through underwriters or broker-dealers, the selling stockholder will be responsible for underwriting discounts or commissions or agent’s commissions. The common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at prices related to such prevailing market prices, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions,

(1)	on the New York Stock Exchange or any national securities exchange or quotation serivce on which the securities may be listed or quoted at the time of sale;

(2)	in the over-the-counter market;

(3)	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

(4)	through the writing of options, whether the options are listed on an options exchange or otherwise;

(5)	through the settlement of short sales;

(6)	through a combination of such methods of sale; or

(7)	through any other method permitted pursuant to applicable law.

          If the selling stockholder effects such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from that selling stockholder or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the common stock or otherwise, the selling stockholder may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the common stock in the course of hedging in positions they assume. The selling stockholder may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions. The selling stockholder may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares. The selling stockholder may also elect to sell all or a portion of its common stock in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of Rule 144.

          The selling stockholder may pledge or grant a security interest in some or all of the shares of common stock owned by the selling stockholder and, if the selling stockholder defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors-in-interest as selling stockholder under this prospectus.

The selling stockholder also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus.

          The selling stockholder and any underwriter, broker-dealer or agent participating in the sale of the shares of common stock may be deemed to be an “underwriter” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed, to any such underwriter, broker-dealer or agent may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholder and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers. Any person deemed to be an underwriter will be subject to the prospectus delivery requirements of the Securities Act.

          Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless the shares have been registered or qualified for sale in the state or an exemption from registration or qualification is available and is complied with.

          The selling stockholder, and any other person participating in the distribution the shares of common stock registered pursuant to this registration statement, will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act. Regulation M may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholder and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

          We will pay all expenses of the registration of the shares of common stock pursuant to the Registration Rights Agreement, estimated to be $19,558 in total, including, without limitation, Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that the selling stockholder will pay, all applicable underwriting discounts and selling commissions, if any. We will indemnify the selling stockholder against certain liabilities, including under the Securities Act, in accordance with our obligations under the Registration Rights Agreement, or the selling stockholder will be entitled to contribution. We may be indemnified by the selling stockholder against certain liabilities, including under the Securities Act, that may arise from any written information furnished to us by the selling stockholder specifically for use in this prospectus, in accordance with the selling stockholder’s obligations under the Registration Rights Agreement, or we may be entitled to contribution. The selling stockholder may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares of our common stock against civil liabilities, including liabilities under the Securities Act.

          Once sold under the registration statement which includes this prospectus, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

Where You Can Find More Information

          We file annual, quarterly and special reports and other information with the Commission. You may read our Commission filings over the Internet at the Commission’s website at http://www.sec.gov. You may also read and copy documents at the Commission’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the Public Reference Room. Our Commission filings are also available via our website at http://www.tousa.com. We do not intend the information on our website to constitute part of this prospectus and registration statement.

          We incorporate into this prospectus and registration statement by reference the following documents filed by us with the Commission, each of which should be considered an important part of this prospectus and registration statement:

Commission Filing (File No. 001-32322)	Period Covered or Date of Filing
Annual Report on Form 10-K	Year ended December 31, 2004
Quarterly Report on Form 10-Q	Quarter ended March 31, 2005
Current Report on Form 8-K, other than any information furnished pursuant to Item 2.02 or Item 7.01of Form 8-K	February 17, 2005, February 22, 2005, March 1, 2005, March 4, 2005, March 31, 2005, April 8, 2005, May 24, 2005, May 31, 2005 and June 9, 2005
Description of our common stock contained in Registration Statement on Form 8-A and any amendment or report filed for the purpose of updating such description	January 28, 1998 and October 18, 2004
All subsequent documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934, other than any information furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K or as otherwise permitted by Commission rules and regulations
After the date of this prospectus

          Any statement contained in a document deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein, or in any other subsequently filed document also deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus and registration statement. While any securities described herein remain outstanding, we will make available at no cost, upon written or oral request, to any beneficial owner and any prospective purchaser of securities described herein any of the documents incorporated by reference in this prospectus and registration statement. Any such request should be directed to us at the following address: 4000 Hollywood Blvd., Suite 500 N, Hollywood, Florida 33021, Attn: General Counsel, (954) 364-4000.

          You should rely only on the information contained in this prospectus and registration statement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The information contained in this prospectus and registration statement speaks only as of the date of this prospectus and registration statement unless the information specifically indicates that another date applies.

          The information in this prospectus and registration statement and any prospectus supplement may not contain all of the information that may be important to you. You should read the entire prospectus and registration statement, as well as the documents incorporated by reference in the prospectus and registration statement, before making an investment decision.

Legal Matters

          The validity of any securities offered under this prospectus or any prospectus supplement has been passed upon for us by Akerman Senterfitt, Miami, Florida.

Experts

          Our consolidated financial statements appearing in our Annual Report on Form 10-K for the year ended December 31, 2004 and our management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein and incorporated by reference herein. Such consolidated financial statements and management’s assessment are incorporated by reference in this prospectus in reliance upon such reports given on the authority of said firm as experts in accounting and auditing.

TECHNICAL OLYMPIC USA, INC.

2,000,000 Shares of Common Stock, Par Value $.01 per Share

PROSPECTUS

                                        , 2005

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

          The following table sets forth the estimated expenses, all of which are to be paid by us, in connection with the sale and distribution of the securities being registered:

Commission Registration Fee		$6,558
Legal Fees and Expenses		5,000	*
Accounting Fees and Expenses		5,000	*
Printing Expenses		2,000	*
Miscellaneous		1,000	*

Total	$	*19,558

*	Estimated.

Item 15. Indemnification of Directors and Officers.

          Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he/she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him/her in connection with such action, suit or proceeding if he/she acted in good faith and in a manner he/she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

          Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by him/her in connection with the defense or settlement of such action or suit if he/she acted in good faith and in a manner he/she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

          Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 in the defense of any claim, issue or matter therein, he/she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him/her in

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connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; that indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators; and empowers the corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him and incurred by him/her in any such capacity, or arising out of his/her status as such whether or not the corporation would have the power to indemnify him/her against such liabilities under Section 145.

          Section 102(b)(7) of the General Corporation Law of the State of Delaware provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director provided that such provision shall not eliminate or limit the liability of a director (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the Delaware General Corporation Law, or (4) for any transaction from which the director derived an improper personal benefit.

          The registrant has adopted the provisions described above in its Certificate of Incorporation. The registrant has also entered into indemnification agreements with each of the members of its board of directors. Under the terms of the indemnification agreements, each director is entitled to the right of indemnification if, by reason of his/her corporate status, he/she is, or is threatened to be made, a party to or participant in any threatened, pending or completed proceedings. The registrant will indemnify each director against expenses, judgments, penalties, etc. actually and reasonably incurred by him/her or on his/her behalf in connection with such proceeding or any claim, issue or matter therein, if he/she acted in good faith and in a manner he/she reasonably believed to be in or not opposed to the best interests of the registrant, and, with respect to any criminal proceeding, had no reasonable cause to believe his/her conduct was unlawful. The registrant will indemnify each director for all expenses actually and reasonably incurred if he/she is successful on the merits. The indemnification agreements also provide for advancement of reasonable expenses, subject to proper notice being submitted to the registrant.

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Item 16. Exhibits

Exhibit No.	Description
5.1	Opinion of Akerman Senterfitt.
23.1	Consent of Ernst & Young LLP, independent registered public accounting firm.
23.2	Consent of Akerman Senterfitt (included in Exhibit 5.1).
24.1	Power of Attorney (set forth on the signature pages of this registration statement).

Item 17. Undertakings

          (a) The undersigned registrant hereby undertakes:

                    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post- effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

                         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

                    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Signatures

          Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hollywood, State of Florida on July 20, 2005.

TECHNICAL OLYMPIC USA, INC.

By:	/s/ David J. Keller

	Name:	David J. Keller
	Title:	Senior Vice President, Chief Financial Officer and Treasurer

Power of Attorney

          KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Antonio B. Mon and David J. Keller, or either of them, each acting alone, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, in connection with the registrant’s registration statement on Form S-3 under the Securities Act of 1933, including to sign the registration statement in the name and on behalf of the registrant or on behalf of the undersigned as a director or officer of the registrant, and any and all amendments or supplements to the registration statement, including any and all stickers and post-effective amendments or supplements to the registration statement and to sign any and all additional registration statements relating to the same offerings of securities as those that are covered by the registration statement that are filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any applicable securities exchange or securities self-regulatory body, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Antonio B. Mon	Executive Vice Chairman, President, Chief Executive Officer
Antonio B. Mon	(Principal Executive Officer) and Director	July 20, 2005

/s/ David J. Keller	Senior Vice President, Chief Financial Officer and
David J. Keller	Treasurer (Principal Financial Officer)	July 20, 2005

Signature	Title	Date
/s/ Randy L. Kotler Randy L. Kotler	Vice President – Chief Accounting Officer (Principal Accounting Officer)	July 20, 2005

/s/ Konstantinos Stengos Konstantinos Stengos	Chairman of the Board and Director	July 20, 2005

/s/ Marianna Stengou Marianna Stengou	Director	July 20, 2005

/s/ Andreas Stengos Andreas Stengos	Director	July 20, 2005

/s/ George Stengos George Stengos	Director	July 20, 2005

/s/ Larry D. Horner Larry D. Horner	Director	July 20, 2005

/s/ William A. Hasler William A. Hasler	Director	July 20, 2005

/s/ Tommy L. McAden Tommy L. McAden	Director and Executive Vice President	July 20, 2005

/s/ Michael J. Poulos
Michael J. Poulos	Director	July 20, 2005

/s/ Susan B. Parks Susan B. Parks	Director	July 20, 2005

/s/ J. Bryan Whitworth J. Bryan Whitworth	Director	July 20, 2005

EXHIBIT INDEX

Exhibit No.	Description
5.1	Opinion of Akerman Senterfitt.
23.1	Consent of Ernst & Young LLP, independent registered public accounting firm.
23.2	Consent of Akerman Senterfitt (included in Exhibit 5.1).
24.1	Power of Attorney (set forth on the signature pages of this registration statement).